Exhibit 99.1


[CATALINA MARKETING LOGO]                                                  NEWS

INVESTOR CONTACT:
Joanne Freiberger
Vice President, Finance
(727) 579-5116

MEDIA CONTACT:
Rachel Keener
Corporate Communications Manager
(727) 579-5224


         CATALINA MARKETING ANNOUNCES DEPARTURE OF CHRISTOPHER W. WOLF,
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER


ST. PETERSBURG, Fla., November 9, 2004, -- Catalina Marketing Corporation (NYSE:
POS) today announced that Christopher W. Wolf, executive vice president and chief financial officer, will be stepping down as CFO and leaving the company as of November 30, 2004.

"Chris Wolf's dedication and professional expertise were critical to the company successfully completing its recent financial accounting restatements. Chris' work during his eight-year tenure is very much appreciated, as well as his commitment to work with the organization through a transition period. We wish Chris good luck in his future endeavors," said Frederick W. Beinecke, chairman of the board of directors for Catalina Marketing.

Effective immediately, Catalina Marketing has appointed Mr. Robert Woltil as interim chief financial officer. Recently working as a financial consultant, Mr. Woltil brings 30 years of business management experience to the organization, with 24 years focused primarily in finance and accounting. Having served in roles such as chief executive officer, chief financial officer and vice president of financial planning and control, Mr. Woltil has developed extensive knowledge in the areas of financial management, restructuring, organizational development and process design.

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"We are pleased to have Mr. Woltil's services directing the financial aspects of the company in this transitional period as we finalize the process of appointing a permanent CFO," said Dick Buell, chief executive officer.


Based in St. Petersburg, FL, Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company's targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company's customers, the pace of installation of the company's store network, the success of new services and businesses and the pace of their implementation, the company's ability to maintain favorable client relationships, the outcome and impact of an ongoing SEC investigation into certain of the company's prior fiscal years, and the outcome and impact of the pending shareholder class action and derivative lawsuits.


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